LIVE VENTURES INCORPORATED

STATEMENT OF COMPANY POLICY
REGARDING CONFIDENTIALITY AND INSIDER TRADING OF COMPANY SECURITIES

Last Revised March 31, 2022
1.SCOPE. This policy is intended to apply to and require compliance by all employees, officers, directors, consultants, independent contractors, and service providers of Live Ventures Incorporated, a Nevada corporation, and all of its subsidiaries (collectively, the "Company") and all employees, officers, directors, members, stockholders and partners of any entity providing consulting or independent contracting or other services to the Company (collectively, "Team Members").
2.CONFIDENTIALITY OF INSIDE INFORMATION.
2.1Any Team Member who comes into possession of non-public information concerning the Company must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. This policy applies without regard to the materiality of the information. This duty of confidentiality is important both as to the Company's competitive position and with respect to the securities laws applicable to the Company as a public company.
2.2Consistent with the foregoing, all Team Members should be discreet with inside information and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, Team Members should refrain from providing advice or making recommendations regarding the purchase or sale of the Company's securities or the securities of other companies of which they have knowledge as a result of their relationship with the Company.
3.TRADING ON INSIDE INFORMATION.
3.1Prohibition of Insider Trading. If a Team Member has material non-public information (as described below) relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information (other than pursuant to a pre-approved trading plan that complies with Rule 10bS-1 under the Securities Exchange Act of 1934 ("1934 Act")). This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

3.1.1Twenty-Twenty Hindsight. If a Team Member's securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, a Team Member should carefully consider how regulators and others might view the transaction in hindsight.

3.1.2Transactions By Family Members. The very same restrictions that apply to Team Members also apply to their immediate family members and others living in their household, as well as any family members who do not live in the Team Members' household but whose transactions in Company securities are directed by the Team Members or are subject to the Team Members' influence or control (such as parents or children who consult with Team Members before they trade in Company securities). Team Members are expected to be responsible for the compliance of their immediate family and personal household.

3.1.3Tipping Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on its stock price, Team Members must not pass the information on to others. Insider trading penalties apply to a tipper, whether or not such individual derives any benefit from another's actions.

3.2Definition of Material Non-Public Information.

3.2.1Definition. Material non-public information is any information that has not been publicly disseminated and that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, material non-public information is any information that, if publicly disclosed, could reasonably affect the price of the stock.

3.2.2Examples. Common examples of information that will frequently be regarded as material are:
•projections of future earnings or losses or a change in projected earnings or losses;
•current financial performance;
•news of a pending or proposed merger, acquisition or tender offer;
•news of a significant sale of assets or the disposition of a subsidiary;
•significant product development;
•changes in divided policies or the declaration of a stock split or the offering of additional securities;
•unexpected or unusual gains or losses in operations;
•changes in management;
•significant new products;
•impending bankruptcy or financial liquidity problems; and
•the gain or loss of a substantial customer or supplier.
Either positive or negative information may be material.

2

3.3The Consequences of Violations. The consequences of insider trading violations can be severe. Specifically, trading on inside information (or tipping information to others) can result in the following:
•a civil penalty of up to three times the profit gained or loss avoided;
•a criminal fine (no matter how small the profit) of up to $1 million; and
•a jail term of up to ten years.
Moreover, the failure of a company (as well as possibly any supervisory person) to take appropriate steps to prevent illegal trading can result in:

•a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and
•a criminal penalty of up to $2.5 million.
Finally, if a Team Member violates the Company's insider trading policy, Company imposed sanctions, including dismissal for cause, could result from failing to comply with the Company's policy or procedures. Needless to say, any of the above consequences, even an investigation by the Securities and Exchange Commission that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.
3.4Trading After Information Becomes Public. It is also improper for a Team Member to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company's stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general guide Team Members should not engage in any transactions until the second business day after the information has been publicly released (i.e., by way of wire services, widely circulated newspapers, Form 8-K, etc.). However, when more complex matters, such as a prospective major acquisition or disposition, are announced, it may be necessary to allow additional time for the information to be absorbed by the public.
3.5Additional Prohibited Transactions. Because the Company believes it is improper and inappropriate for any Team Member to engage in short-term or speculative transactions involving Company securities, it is the Company's policy that Team Members should not engage in any of the following activities with respect to securities of the Company:
•trading in securities on a short-term or "in and out" basis. (Note: the Securities and Exchange Commission's short-swing profit rule already prevents certain officers and directors from selling any Company stock within six months of a purchase and vice versa. We are simply expanding this rule to all employees);
•purchasing "puts" or "calls" for Company securities or other derivative securities related to the Company's securities; and
•effectuating a "short sale" (the sale of Company securities that are not owned and where delivery is made with borrowed Company securities or Company securities subsequently purchased) or a "short sale against the box" (a sale with delayed delivery of the Securities).

3

1.6Company Assistance. Any person who has any questions about specific transactions may obtain additional guidance from the Chief Financial Officer's office. However, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with the individual.

1.7Pre-Clearance Of All Trades By Directors, Officers, And Other Key Personnel; Blackout Period. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company is implementing the following procedures and restrictions:
(1)All transactions in Company securities (acquisitions, dispositions, transfers, gifts, loans, contributions to a trust, etc.) by directors, officers, managers, all accounting and administrative personnel, and other designated key Team Members ("Insiders"), together with their immediate family members, must be pre-cleared by the office of the Chief Financial Officer. The Insiders should contact the Chief Financial Officer at least two days in advance of the anticipated transaction. This requirement does not apply to stock option exercises, but would cover market sales of option stock and restricted stock for which the applicable vesting period has lapsed. The Chief Financial Officer is under no obligation to approve a proposed transaction.
If, upon requesting pre-clearance, an Insider is advised that Company securities may be traded, he or she may engage in the approved transaction within two business days after clearance is granted, but only if the Insider is not otherwise in possession of material nonpublic information. If for any reason the transaction is not completed within two business days, pre-clearance must be obtained again before securities may be traded. If, upon requesting clearance, an Insider is advised that Company securities may not be traded, he or she may not engage in any trade of any type under any circumstances, nor may he or she inform anyone of the restriction. The Insider may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable.
(2) Insiders are prohibited from trading in Company securities in the period commencing on the final day of the third month of each quarter (or, if such day falls on a holiday or weekend, on the preceding business day) and ending on the second business day after results for the quarter are publicly released (the "Blackout Period"). The Company may notify the Insiders of other Blackout Periods, as described in Section 3.7(4), below.
(3) Trading in Company securities outside of the Blackout Period does not relieve Insiders from liability if: (i) they are then in possession of material inside information that has not yet been made public; (ii) the transaction is completed during a retirement plan blackout period; or (iii) if such trading results in short-swing profits under Section 16 of the Exchange Act.
(4)Any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-l must first pre-clear the plan with the office of the

Chief Financial Officer. As required by Rule 10b5-l, an Insider may enter into a trading plan only when he or she is not in possession of material nonpublic information. The Chief Financial Officer, however, may pre-clear a plan if the plan will not go into effect until a sufficient period of time has passed so that any nonpublic information either will have been disclosed or will no longer be material. In addition, an Insider may not enter into a trading plan during a blackout period.
Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining the dates, prices and amounts. Subsequent amendments to any trading plan, however, must be pre-cleared by the office of the Chief Financial Officer prior to going into effect.
(5)From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Chief Financial Officer may not trade in Company securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the Chief Financial Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
1.8Prohibitions of Insiders and 5% Shareholders. Insiders and holders of 5% or more of the Company's securities have a special fiduciary responsibility to other holders of the Company's securities who cannot exert influence over the day-to-day operations of the Company. Therefore, persons or entities who fall within one of these categories should refrain from certain activity and adhere to certain procedures so as to avoid any appearance of impropriety. Specifically:
(1)Insiders and 5% shareholders must not accept remuneration or other consideration from third parties for activities and accomplishments done or achieved for the benefit of the Company. In other words, Insiders and 5% shareholders cannot enrich themselves at the expense of the Company or receive "kickbacks" from third parties for activities undertaken for the benefit of the Company.
(2)In an instance where an Insider enters into a transaction with the Company (i.e., if the Insider or 5% shareholder owns property that the Company leases or lends or borrows money from the Company) such transaction must be made on commercially reasonable terms and must be approved by a majority of the disinterested board of directors.
(3)If an Insider or 5% shareholder is to receive special compensation from the Company for a particular accomplishment, such compensation must first be approved by the

5

compensation committee, which must immediately inform the full board of directors of the terms. The disinterested board members must ratify any such special compensation package.
3.9 Post-Termination Transactions. A Team Member who is aware of material nonpublic information when he or she terminates service with the Company may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this policy will cease to apply to transactions in Company securities upon the expiration of the first quarterly blackout period following a Team Member's termination of service.
1.10Other Restrictions. The Company's policies on the avoidance of insider trading, which are summarized in this document, are not the only applicable restrictions on trading in the Company's securities. Other restrictions are imposed under Rule 144 of the Securities Act of 1933, Section 16 of the 1934 Act, and other state and federal laws, as well as other Company policies.
1.11Selective Disclosure. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Team Members may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. Team Members also may not discuss the Company or its business in an Internet "chat room" or similar Internet-based forum. In order to guard against release of material nonpublic information to market participants in a prohibited manner, all inquiries seeking information regarding the Company, its business and financial results, should be referred to the Company's Chief Financial Officer.

This policy is applicable to all Team Members of Live Ventures and its subsidiaries and each Team Member is required to abide by the provisions set forth therein. The information in this manual is the property of Live Ventures and is to be used only in connection with the conduct of the business of Live Ventures and/or its subsidiaries (being collectively referred to in the policies as the "Company" or "Live Ventures"). This policy is not intended to and does not constitute or create contractual terms of employment.

6